(As filed on November 20, 1998)

                                                           File No. 70-9377


                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                  AMENDMENT NO. 2 ON
                                      FORM U-1/A
                               APPLICATION-DECLARATION
                                        UNDER
                    THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                         ___________________________________

                               INTERSTATE POWER COMPANY
                                   1000 MAIN STREET
                                     P.O. BOX 769
                              DUBUQUE, IOWA 52004-07691

                        (Name of company filing this statement
                     and address of principal executive offices)
                         ___________________________________

                            INTERSTATE ENERGY CORPORATION

                (Name of top registered holding company parent of each
                               applicant or declarant)
                         ___________________________________

                    Erroll B. Davis, Jr., Chief Executive Officer
                               Interstate Power Company
                                     P.O. Box 192
                            Madison, Wisconsin 53701-0192

                       (Name and address of agent for service)
                          ___________________________________

                The Commission is also requested to send copies of any
                  communications in connection with this matter to:

          Barbara J. Swan, General Counsel      William T. Baker, Jr., Esq.
          Steven R. Suleski, Senior Attorney    Thelen Reid & Priest LLP
          Interstate Energy Corporation         40 West 57th Street
          222 West Washington Avenue            New York, New York  10019-4097
          Madison, Wisconsin 53703-0192

                    Paragraphs A-2 and A-3 of Section A of Item 6 of the initial Form U-1 of IES Utilities Inc. (as filed with the Securities and Exchange Commission via the Edgar system on October 9, 1998), as amended by Amendment No. 1 thereto (as filed with the Securities and Exchange Commission via the Edgar system on October 23, 1998) (together, the "Form U-1"), are hereby deleted and replaced with the following:

                    "A-2 Form of Indenture for Senior Unsecured Debt Securities, between the Company and the Trustee.

                    A-3 Form of Indenture for Unsecured Subordinated Debt Securities, between the Company and the Trustee."

          Copies of such forms of indentures are attached hereto as Exhibits A-2 and A-3.

                    Paragraph C of Section A of Item 6 of the Form U-1 is hereby deleted and replaced with the following:

                    "C        None (to be filed by post-effective
                              amendment, as necessary)."

                    Paragraph F of Section A of Item 6 of the Form U-1 is hereby deleted and replaced with the following:

                    "F        Opinion of counsel for the Company."

          A copy of such opinion is attached hereto as Exhibit F.

                    Paragraphs G-1 and G-2 of Section A of Item 6 of the Form U-1 are hereby deleted and replaced with the following:

                    "G-1 Financial Data Schedule for Interstate (incorporated by reference to Exhibit 27.1 to the Interstate's Form 10-Q for the quarter ended September 30, 1998, File No. 001-09894).

                    G-2       Financial Data Schedule for the Company."

          A copy of the financial data schedule referred to in G-2 above is attached hereto as Exhibit G-2.

                    Section B of Item 6 of the Form U-1 is hereby deleted and replaced with the following:

                    "69. Balance sheet of the Company at September 30,
                         1998.

                    70. Statement of income and surplus of the Company for the nine months ended September 30, 1998.

                    71. Consolidated balance sheet of Interstate at September 30, 1998 (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 1998, File No. 001-09894).

                    72. Consolidated statement of income and surplus of Interstate for the nine months ended September 30, 1998 (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 1998, File No. 001-09894).

                    73. Since September 30, 1998, there have been no material adverse changes, not in the ordinary course of business, in the financial condition of the Company or of Interstate and its subsidiaries consolidated from that set forth in or contemplated by the foregoing financial statements."

          Copies of the financial statements referred to in paragraphs 69 and 70 above are attached hereto as Exhibits 69 and 70.


              [The remainder of this page is left intentionally blank.]

                                      SIGNATURE




                    Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

          Dated:  November 20, 1998          INTERSTATE POWER COMPANY


                                        By:     /s/ Erroll B. Davis, Jr.
                                             ------------------------------
                                             Name:  Erroll B. Davis, Jr.
                                             Title:  Chief Executive Officer

                                    EXHIBIT INDEX


                  Exhibit          Description
                  -------          -----------

                    A-2 Form of Indenture for Senior Unsecured Debt Securities, between the Company and the Trustee.

                    A-3 Form of Indenture for Unsecured Subordinated Debt Securities, between the Company and the Trustee.

                    F              Opinion of counsel for the Company.

                    G-2            Financial Data Schedule for the Company.

                    69.            Balance sheet of the Company at
                                   September 30, 1998.

                    70. Statement of income and surplus of the Company for the nine months ended September 30, 1998.